Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and
Chief Financial Officer
908-541-8777

ENZON REPORTS 2008 RESULTS

BRIDGEWATER, NJ – February 19, 2009 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for 2008. For the three months ended December 31, 2008, Enzon reported a net loss of $0.5 million or $0.01 per diluted share, as compared to a net income of $0.3 million or $0.01 per diluted share for the fourth quarter of 2007. For the full year ended December 31, 2008, Enzon reported a net loss of $2.7 million or $0.06 per diluted share, compared to a net income of $83.1 million or $1.29 per diluted share for the full year ended December 31, 2007. The 2008 financial results were impacted by costs associated with the evaluation of strategic alternatives and continued improvement in capital structure. In 2007, the financial results were favorably impacted by the sale of 25 percent of the Company’s future PEG-INTRON royalty for a gain of $88.7 million.

“Enzon continues to improve the fundamentals of the Company, as seen in the improvement of the balance sheet and operational efficiencies,” said Jeffrey H. Buchalter, chairman and chief executive officer of the Company. “We remain focused on delivering innovative products for patients with life-threatening diseases.”

2008 Highlights

  In line with the Company’s guidance, revenues from the Products segment continued to show stability;
  The Company completed the consolidation of its manufacturing operations to Indianapolis, Indiana;
  The Company was successful in repurchasing $76.9 million in convertible debt;
  The Company recently announced the termination of the rhMBL phase Ib clinical program; and
  The FDA accepted the Company’s Investigational New Drug (IND) application for the Survivin antagonist.

2009 Outlook and Goals

For 2009, Enzon again anticipates relative stability of revenues from its Products segment. The Company will continue to make strategic investments in research and development (R&D). R&D expenditures for 2009 are expected to be in the range of $80 million to $90 million. As previously stated, the Company will be investing in R&D to advance its clinical pipeline and to modernize and secure the long-term supply of Adagen and Oncaspar. Approximately 40% of the R&D spending is associated with the next-generation Adagen and Oncaspar programs. This level of spending on these supply programs is expected to continue for the next two years. In addition to commencing the Survivin phase I clinical program, the

Company anticipates advancing two additional programs into further clinical development, including Phase II studies. The Company expects to be able to fund the increase in R&D expenses and remain operating cash flow neutral.

Adjusted Financial Results

For the twelve months ended December 31, 2008, Enzon reported an adjusted net loss of $4.6 million or $0.10 per diluted share, as compared to an adjusted net loss of $5.9 million or $0.13 per diluted share for the full year ended December 31, 2007.

Revenues

The following table reflects the revenues generated by product and segment for each of the three-month and twelve-month periods ended December 31, 2008 and 2007.

	Three Months Ended			Twelve Months Ended
	(in millions)			(in millions)
	December	December	%	December	December	%
	31, 2008	31, 2007	Change	31, 2008	31, 2007	Change
Products
Oncaspar	$12.1	$11.1	9	$50.1	$38.7	29
DepoCyt	2.5	2.0	24	9.0	8.6	5
Abelcet	6.6	7.7	(14)	26.9	28.9	(7)
Adagen	7.1	7.4	(5)	27.8	24.5	13
Total Products	28.3	28.2	-	113.8	100.7	13

Royalties	15.2	14.5	5	59.5	67.3	(11)
Contract
Manufacturing	4.9	5.4	(9)	23.6	17.6	34

Total
Revenues	$48.4	$48.1	1	$196.9	$185.6	6

Products Segment

Sales from the Products segment, comprised of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, were relatively stable at $28.3 million for the three months ended December 31, 2008, from $28.2 million for the three months ended December 31, 2007. For the twelve months ended December 31, 2008, product sales increased 13 percent to $113.8 million from $100.7 million for 2007, which is fully consistent with the guidance provided in 2008.

Sales of Oncaspar, a PEG-enhanced version of L-asparaginase, increased to $12.1 million or 9 percent for the three months ended December 31, 2008, as compared to $11.1 million for the three months ended December 31, 2007. For the full year, Oncaspar grew 29 percent to $50.1 million as compared to $38.7 million in 2007. Oncaspar remains the gold standard of care in the pediatric acute lymphoblastic leukemia (ALL). We continue to see adoption in the adult and young adult populations.

Sales of DepoCyt, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C, increased to $2.5 million for the three months ended December 31, 2008, as compared to $2.0 million for the three months ended December 31, 2007. In the full year 2008, sales of DepoCyt increased slightly to $9.0 million from $8.6 million in 2007. Sales of DepoCyt remain stable in a very small targeted patient population.

Sales in the U.S. and Canada of Abelcet, a lipid complex formulation of amphotericin B used primarily in the hospital to treat immuno-compromised patients with invasive fungal infections, for the three months ended December, 31, 2008 were $6.6 million as compared to $7.7 million in 2007. For the year ended December 31, 2008, Abelcet sales were $26.9 million, a 7 percent decline from $28.9 million in 2007. This brand continues to experience competitive pressure from newer therapeutics in the anti-fungal market.

Sales of Adagen, an enzyme replacement therapy used to treat adenosine deaminase (ADA) deficiency in patients with severe combined immuno-deficiency disease, were slightly down from $7.4 million for the three months ended December 31, 2007 to $7.1 million in 2008. This is a small, targeted patient population, so quarterly variability is not uncommon. For the full year of 2008, Adagen sales increased 13 percent to $27.8 million.

Royalties Segment

Revenues from the Company’s Royalties segment for the three months ended December 31, 2008 were $15.2 million, as compared to $14.5 million for the three months ended December 31, 2007. For the full year of 2008, royalties were $59.5 million as compared to $67.3 million in 2007. Royalties on PEG-INTRON, marketed by Schering-Plough, continue to comprise the majority of the Company’s royalty revenue. As previously noted, the Company monetized 25 percent of its PEG-INTRON royalty for $92.5 million in 2007, which has an impact on the fourth quarter of 2007 and beyond. In 2008, the Company began to receive royalties on an additional product, CIMZIA for the treatment of Crohn’s disease.

Contract Manufacturing Segment

The Company’s revenues from its Contract Manufacturing segment decreased to $4.9 million for the three months ended December 31, 2008, as compared to $5.4 million in the corresponding period of the prior year. This includes contract manufacturing revenues related to services the Company provides for customers who require fill and finish of injectable and inhalation therapy products. For the full year of 2008, contract manufacturing revenue grew 34 percent to $23.6 million due to an increase in technology transfer activities, certain onetime non-commercial services and manufacturing of products for third parties.

Cost of Product Sales and Contract Manufacturing

In the fourth quarter of 2008, the Company’s cost of goods sold decreased to $13.7 million from $14.1 million in the corresponding period of the prior year. This decrease is mainly attributable to early efficiencies from the completion of our manufacturing consolidation. For the full year of 2008, the cost of goods sold was $61.7 million versus $55.0 million in 2007. As a percent of sales, the full year cost of goods sold improved from 46.5% in 2007 to 44.9% in 2008. The cost of goods sold for the full year of 2008 was impacted by an increase in costs associated with the amortization of the upfront payment for securing the raw material used in the Oncaspar production partially offset by the efficiencies created from the manufacturing consolidation. As part of the consolidation of our manufacturing facilities, the 2007 costs of good sold was impacted by costs of $1.9 million associated with validation batches of certain products transferred to the Company’s facility in Indianapolis.

Research and Development

The Company’s research and development expenses were $15.6 million for the three months ended December 31, 2008, as compared to $14.2 million for the three months ended December 31, 2007. During the quarter ended December 31, 2008, Enzon was successful in filing an IND for its Survivin antagonist, which prompted a $1.0 million milestone payment. In the fourth quarter of 2007, Enzon accepted two additional LNA compounds triggering $2.0 million in milestone payments. For the full year of 2008, R&D spending was $58.1 million as compared to $54.6 million in 2007. The increase was primarily due to the additional milestones achieved for the Survivin IND and acceptance of new LNA compounds licensed from Santaris. The Company recently announced the termination of its rhMBL program, as this program did not meet the Company’s high threshold set for further development of this compound. The Company is advancing its Survivin antagonist into Phase I clinical studies as a result of IND acceptance from the FDA. Enzon is making strategic investments in research and development to build an innovative oncology business through the continued development of its current portfolio. As noted in our 2009 R&D guidance, the Company will continue to make significant investments in the next generation Oncaspar and Adagen programs to ensure long-term supply of these critical products to our patients.

Selling, General and Administrative

Selling, general and administrative expenses increased to $19.2 million for the three months ended December 31, 2008, as compared to $17.8 million for the three months ended December 31, 2007. For the full year of 2008, the Company incurred expenses of $71.3 million versus $65.7 million in 2007. The 2008 general and administrative expenses were impacted by the costs associated with the evaluation of strategic alternatives and improving our capital structure. The alternatives included a potential spin-off of the biotechnology assets, sale of the specialty pharmaceutical business which included a consent solicitation to our debt holders, and a tender offer for a portion of our outstanding debt. These costs, which include legal, accounting, and professional fees, were approximately $5.0 million in 2008. Selling expenses were down 3 percent in 2008, largely due to the realignment of the sales force. The Company continues to make select investments in selling, marketing, and other initiatives to support its product sales performance.

Restructuring Charge

In February 2007, the Company announced plans to consolidate its manufacturing sites. This consolidation was completed in 2008. For the full year of 2008, the Company recognized $2.1 million, of which $1.3 million relates to severance costs and approximately $0.8 million primarily related to accelerated depreciation of manufacturing assets. In 2007, the Company reported $7.7 million in restructuring charges, of which $2.2 million related to severance costs related to the manufacturing consolidation, $0.4 million related to the sales force realignment and $5.1 million for the write-off of assets that were decommissioned at the South Plainfield, NJ facility. The Company may incur future lease termination costs associated with the manufacturing consolidation.

Gain on Sale of Royalty Interest

As previously stated, during the three months ended September 30, 2007, the Company sold a 25-percent interest in its future royalty revenues on sales of PEG-INTRON. The gross selling price was $92.5 million. The gain on the sale of $88.7 million, after deducting related costs of the transaction, was recognized in full in our Royalties segment in the third quarter of 2007.

Other Income (Expense)

Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported net other expense of approximately $0.7 million for the three months ended December 31, 2008 and 2007. For the full year of 2008 and 2007, net other expense was $5.5 million. Although the net amount is unchanged, the Company reduced its interest expense by $4.7 million due to the repurchase and repayment of the remaining $72.4 million of 4.5 percent notes due in 2008 and $4.5 million of the 4 percent notes due in 2013. This decrease in interest expense was offset by the decrease in investment income.

Cash and Investments

Total cash reserves, which include cash, cash equivalents, short-term investments, marketable securities, and restricted investments and cash, were $206.9 million as of December 31, 2008, as compared to $258.2 million as of December 31, 2007. At December 31, 2007, $73.6 million was held in a restricted cash account for the sole purpose of extinguishing the remaining outstanding 4.5 percent debt due in 2008. During 2008, the Company purchased $76.9 million of its convertible notes, including $4.5 million of its 4 percent notes due in 2013.

Reconciliation of GAAP net income (loss) to adjusted net income (loss)

The following table reconciles the Company's net income (loss) and net income (loss) per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net income (loss) and net income (loss) per diluted share for the twelve months ended December 31, 2008 and 2007:

	Twelve Months Ended		Twelve Months Ended
	12/31/08		12/31/07
	(In thousands, except		(In thousands, except
	per-share data)		per-share data)
			Net
		Per diluted	income	Per diluted
	Net (loss)	share(3)	(loss)	share(3)

GAAP net (loss) income	$(2,715)	$(0.06)	$83,053	$1.29

Net realized gain related to the
repurchase of debt (1)	(1,895)		(311)

Gain on sale of royalty interest (2)	-		(88,666)

Adjusted net loss (4)	$(4,610)	$(0.10)	$(5,924)	$(0.13)

(1)	Adjusted financial results exclude gains related to the repurchase of the 4.5% and 4% notes at a discount to par (plus accrued interest), offset by a write-off of related deferred debt offering costs.

(2)	Adjusted financial results for 2007 exclude a gain on the sale of a 25% interest in future royalties on sales of PEG-INTRON by Schering-Plough Corporation of $88.7 million.

(3)
Computation of diluted GAAP earnings per share includes certain contingently issuable shares and the assumed conversion of notes payable and the add-back of interest expense; no such adjustments are included in the computation of adjusted diluted loss per share. Per-share computation of individual reconciling items is not meaningful.

(4)
Adjusted net loss and adjusted net loss per diluted share, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner, The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net loss and adjusted net loss per share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a conference call February 19 at 10:00 am ET. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(877) 407-9210
International Dial-In Number:	(201) 689-8049
Access Code:	Enzon

Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://www.investorcalendar.com. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a telephone rebroadcast will be available following the call from February 19, 2009, at approximately 12:00 p.m. ET. This rebroadcast will end on February 26, 2009, at approximately 12:00 p.m. ET. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(877) 660-6853
International Dial-In Number:	(201) 612-7415
Account Number:	286
Access Code:	313033

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, and commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should", "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended December 31, 2008 and 2007
(In thousands, except per-share amounts)
(Unaudited)

	December 31,	December 31,
	2008	2007
Revenues:
Product sales, net	$28,242	$28,144
Royalties	15,232	14,465
Contract manufacturing	4,937	5,451
Total revenues	48,411	48,060

Costs and expenses:
Cost of product sales and contract manufacturing	13,684	14,127
Research and development	15,600	14,175
Selling, general and administrative	19,189	17,818
Amortization of acquired intangible assets	167	166
Restructuring charge	(275)	904
Total costs and expenses	48,365	47,190

Operating income	46	870

Other income (expense):
Investment income, net	1,400	3,286
Interest expense	(3,090)	(4,050)
Other, net	1,024	40
	(666)	(724)
(Loss) income before income tax benefit	(620)	146

Income tax benefit	154	122
Net (loss) income	$(466)	$268

(Loss) earnings per common share – basic	$(0.01)	$0.01
(Loss) earnings per common share – diluted	$(0.01)	$0.01
Weighted average shares – basic	44,608	44,039

Weighted average shares – diluted	44,608	44,708

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Twelve Months ended December 31, 2008 and 2007
(In thousands, except per-share amounts)
(Unaudited)

	December 31,	December 31,
	2008	2007
Revenues:
Product sales, net	$113,789	$100,686
Royalties	59,578	67,305
Contract manufacturing	23,571	17,610
Total revenues	196,938	185,601

Costs and expenses:
Cost of product sales and contract manufacturing	61,702	54,978
Research and development	58,089	54,624
Selling, general and administrative	71,310	65,723
Amortization of acquired intangible assets	667	707
Restructuring charge	2,117	7,741
Total costs and expenses	193,885	183,773
Gain on sale of royalty interest	-	88,666

Operating income	3,053	90,494

Other income (expense):
Investment income, net	5,967	10,918
Interest expense	(12,681)	(17,380)
Other, net	1,250	954
	(5,464)	(5,508)
(Loss) income before income tax provision	(2,411)	84,986

Income tax provision	304	1,933
Net (loss) income	$(2,715)	$83,053

(Loss) earnings per common share – basic	$(0.06)	$1.89
(Loss) earnings per common share – diluted	$(0.06)	$1.29
Weighted average shares – basic	44,398	43,927
Weighted average shares – diluted	44,398	72,927

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 31, 2008 and 2007
(In thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and short-term investments	$144,901	$163,960
Restricted investments and cash	-	73,592
Accounts receivable, net	11,692	14,927
Inventories	16,268	22,297
Other current assets	5,281	6,401
Total current assets	178,142	281,177
Property and equipment, net	44,585	45,312
Other assets:
Marketable securities	61,961	20,653
Amortizable intangible assets, net	60,654	68,141
Other assets	3,911	5,074
	126,526	93,868
Total assets	$349,253	$420,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$33,144	$33,091
Notes payable	2,950	72,391
Total current liabilities	36,094	105,482

Notes payable	267,550	275,000
Other liabilities	3,948	3,302
Total liabilities	307,592	383,784

Stockholders’ equity	41,661	36,573
Total liabilities and stockholders’ equity	$349,253	$420,357

Common shares outstanding	45,032	44,200